Ex.99.(9)(vi)

SUNAMERICA SENIOR FLOATING RATE FUND, INC.

ARTICLES OF AMENDMENT

     SunAmerica Senior Floating Rate Fund, Inc,. a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

     FIRST: The charter of the Corporation is hereby amended so that the shares of Common Stock (as defined in the Charter) classified and designated as Class A Common Stock, $.01 par value per share, are re-designated as shares of Class Q Common Stock, $.01 par value per share.

      SECOND: The amendment set forth in these Articles of Amendment was approved by at least a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law without action by the stockholders.

     THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 29th day of September, 2006.

ATTEST:	SUNAMERICA SENIOR FLOATING
RATE FUND, INC.

By:
Gregory N. Bressler	Vincent Marra
Secretary	President

SUNAMERICA SENIOR FLOATING RATE FUND, INC.

ARTICLES OF AMENDMENT

      SunAmerica Senior Floating Rate Fund, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Charter is hereby amended by adding to Article V a new Section 12(e) to read as follows:

     (12) (e) Subject to the requirements of the Investment Company Act, the Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding shares of any series or class from a holder (1) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as may from time to time be established by the Board of Directors in its sole discretion or (2) for any other purposes, including, without limitation, a liquidation or reorganization of any series or class, and upon such other conditions established by the Board of Directors in its sole discretion.

      SECOND: The foregoing amendment of the Charter has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

      THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 29th day of September, 2006.

ATTEST:	SUNAMERICA SENIOR FLOATING
RATE FUND, INC.

By:
Gregory N. Bressler	Vincent Marra
Secretary	President